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                                                                     Exhibit 3.3

                             Secretary's Certificate

     The undersigned, being the secretary of ACE Limited (the "Company"), does hereby certify that at the Extraordinary General Meeting of the Company held on January 22, 2002, for which proper notice was given, and at which a quorum was in attendance by proxy or in person, the following resolutions were duly adopted:

               Special Resolution Relating to the Increase in the
                      Number of Authorized Ordinary Shares

     RESOLVED, that:

     1.1 the authorized share capital of the Company shall be increased by U.S. $8,333,334, by way of an increase in the number of Ordinary Shares, par value U.S. $0.041666667 per share, in the share capital of the Company to 500,000,000 Ordinary Shares.

               Special Resolution Relating to the Increase in the
                       Number of Authorized Other Shares

     RESOLVED, that:

     1.1 the authorized share capital of the Company shall be increased by U.S. $10,000,000, by way of an increase in the number of Other Shares, par value U.S. $1.00 per share, in the share capital of the Company to 20,000,000 Other Shares.

     IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 22/nd/ day of January, 2002.

                                                   /s/ Peter Mear
                                                  ------------------------------
                                                  Secretary